Exhibit 1

Joint Filing Agreement

This Schedule 13D (the “Statement”) is filed on behalf of each of the following reporting parties: Moses Marx and Momar Corporation (individually, a “Reporting Party” and collectively, “Reporting Parties”). Each Reporting Party hereby agrees and consents to the joint filing of the Statement on behalf of each Reporting Party pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended. Each Reporting Party represents that he or it, as the case may be, is eligible to file the Statement. Each Reporting Party understands that he or it, as the case may be, is responsible for the timely filing of the Statement and any amendments thereto and for the completeness and accuracy of the information concerning such Reporting Party contained in the Statement; each Reporting Party understands that he or it, as the case may be, is not responsible for the completeness or accuracy of the information concerning the other Reporting Party making this filing unless such Reporting Party knows or has reason to believe that such information is inaccurate. The Statement and this Joint Filing Agreement may be executed in more than one counterpart.

Date: September 13, 2013:	/s/ Moses Marx
MOSES MARX

Date: September 13, 2013:	MOMAR CORPORATION

	By:	/s/ Moses Marx
	Name:	Moses Marx
	Title:	President